UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2007 (December 29, 2006)

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614) 356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2006, Dominion Homes, Inc. (the “Company”), and all of the participating lenders, the Huntington National Bank as Administrative Agent, and Silver Point Finance, LLC, as Senior Administrative Agent entered into the Third Amended and Restated Credit Agreement (the “Credit Facility”) for the amendment and restatement of the Company’s existing credit facilities. The Credit Facility terminates on December 29, 2010. The Credit Facility includes: (i) a $35 million senior secured revolving line of credit (the “Revolver”); (ii) $110 million senior secured Term A loan facility (“Term A Notes”); and (iii) $90 million senior secured second lien Term B loan facility (“Term B Notes”) with detachable warrants exercisable for approximately 1,538,235 common shares of the Company (the “Warrants”).

New Revolver and Term A Notes

Under the Credit Facility, the Revolver will have a $10 million sub-limit for letters of credit, which will be fully cash collateralized by drawings under the Revolver. Interest on the Revolver and the Term A Notes will be calculated based on either LIBOR plus 4.25% or the prime rate plus 3.25%, at the Company’s option The Term A Notes are subject to quarterly amortization, with payments beginning in the third quarter of 2007. The Revolver and the Term A Notes are cross-defaulted with each other and with the Term B Notes. The Company may redeem the Term A Notes at its option, subject to prepayment premiums as set forth in the Credit Agreement. The Company is subject to an unused line fee on the Revolver equal to 0.50% of the unused line. Pursuant to the terms of the Credit Facility, 75% percent of the net proceeds from certain land sales in excess of $2 million per year must be used to redeem the Term A Notes. In the event of a change in control of the Company, the Company will be required to redeem the Term A Notes at 102% of face value, including any accrued but unpaid interest.

The Revolver and the Term A Notes are secured by liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible personal property and substantially all of its real estate, including subsequently-acquired property, as set forth in the Amended and Restated Security Agreement dated as of December 29, 2006 among the Company, the subsidiary grantors named therein, Silver Point Finance, LLC, as Senior Administrative Agent, and The Huntington National Bank, as Administrative Agent (the “Security Agreement.”) . The Term A Notes and the Revolver have the same level of seniority, and rank senior to the Term B Notes.

The Revolver and Term A Notes contain the following additional provisions:

•	with certain exceptions, the Company may not dispose of assets outside the ordinary course of business;

•	with certain exceptions, the Company may not become liable for contingent liabilities;

•	with certain exceptions, the Company may not incur additional indebtedness or grant additional liens;

•	annual operating lease rentals may not exceed $5 million;

•	with certain exceptions, the Company may not acquire any of its own shares;

•	the Company may not declare or pay any cash dividends;

•	except under certain circumstances, the Company may not change its chief executive officer or chief operating officer;

•	the Company is restricted from making certain investments, loans or advances, including more than an aggregate of $100,000 in joint ventures and other investments, $250,000 in mortgage companies, $2 million to purchasers of land owned by the Company and $2.5 million to its insurance subsidiaries;

•	the Company is subject to a minimum consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenant, calculated quarterly on a trailing 12 month basis;

•	the Company is subject to a minimum free cash flow covenant calculated quarterly on a trailing 12 month basis;

•	the Company is subject to a maximum leverage ratio covenant;

•	the Company is subject to a minimum gross profit covenant calculated quarterly on a trailing 12 month basis;

•	the Company may not exceed the specified maximum amounts of land purchases calculated quarterly on a trailing 12 month basis; and

•	the Company must maintain a specified minimum net worth.

Term B Notes

Under the Credit Facility, the Term B Notes will accrue interest at a rate of 15% per year, with interest payable quarterly, with the Company having the option to pay interest in cash if a revolving loan availability test and other compliance matters are satisfied. The Company may redeem the Term B Notes subject to prepayment premiums set forth in the Credit Facility, beginning 18 months following the closing of the transaction, or at the make-whole amount provided in the Credit Facility prior thereto; provided, however, that the Term B Notes may not be redeemed prior to full redemption of the Term A Notes. In the event of a change in control of the Company, the Company must redeem the Term B Notes at the applicable prepayment premium or the make-whole premium provided in the Credit Facility, whichever is applicable. Holders of the Term B Notes are entitled to designate two members, reasonably acceptable to the Company, for election to the Board of Directors, so long as the original holders of the Term B Notes continue to hold at least 51% of the outstanding principal amount of the Term B Notes. Pursuant to the terms of a Voting Agreement dated December 29, 2006, between the holders of the Term B Notes, Purchasers of the Warrants, and BRC Properties, Inc. (“BRC”), BRC will vote all of the shares of the Company that it beneficially owns in favor of the designated Board members.

The Term B Notes are secured by second liens granted by the Company (and certain of its subsidiaries) on all of its tangible and intangible personal property and substantially all of its real estate, including subsequently-acquired property, as set forth in the Security Agreement. The Term B Notes rank junior to the Revolver and the Term A Notes. The Term B Notes include comparable, but less restrictive, financial covenants.

Warrants

Pursuant to a Warrant Purchase Agreement dated as of December 29, 2006 between the Company and the purchasers (the “Purchasers”) named therein (the “Warrant Agreement”), holders of the Term B Notes received detachable warrants (the “Warrants”) in the aggregate amount of 1,538,235 common shares of the Company (the “Warrant Shares”). The Warrant Shares would constitute approximately 18.1 % of the Company’s common shares outstanding (approximately 15.3% of the Company’s common shares outstanding on a fully diluted basis assuming that all outstanding options were exercised and all restricted shares were vested) . The Warrants are exercisable at $.01 per share, and expire 10 years from the grant date. The Warrants contain anti-dilution protection, and provide that if the Company issues more than 300,000 shares under its 2003 Stock Option and Equity Incentive Plan (the “Plan”) during the next 10 years, the warrant holders will receive additional Warrants equal to 17.5% of the Plan shares in excess of 300,000.

The Warrant Agreement also provides that if the original Term B Lenders (as defined in the Credit Facility) no longer have the right to designate members for election to the Company’s Board of Directors, as long as the warrant Purchasers (as defined in the Warrant Agreement) hold at least (i) 1,000,000 Warrants or Warrant Shares, such Purchasers shall be permitted to designate two members for election to the Board, and (ii) less than 1,000,000 but more than 500,000 Warrants or Warrant Shares, such Purchasers shall be permitted to designate one member for election to the Board. Each Designated Board Member will be elected for a two year term and may be removed from office for cause, including a violation of the Company’s Code of Ethics.

The Warrants were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated thereunder because such issuances did not involve a public offering of securities. The Warrants and the Warrant Shares constitute “restricted securities” under the Act.

Pursuant to a Registration Rights Agreement between the Company and the Warrant holders, the Company will, at the holders’ request, file a registration statement with the Securities and Exchange Commission to register the sale of the Warrant Shares.

If an Event of Default (as defined in the Credit Facility) occurs under the Credit Facility, the Security Agreement, or certain other related agreements specified in the Credit Facility, the Senior Administrative Agent, at the request of or with the consent of the required lenders, may, among other actions, (i) impose the default rate specified in the Credit Facility; (ii) terminate the Company’s ability to make new borrowings under the Revolver; (iii) accelerate the repayment of all existing borrowings under the Credit Facility, and (iv) foreclose on the lenders’ liens on substantially all of the Company’s assets.

The above description is qualified in its entirety by reference to the full text of the Third Amended and Restated Credit Agreement, the Amended and Restated Security Agreement, the

Warrant Agreement, the Registration Rights Agreement, and the Voting Agreement, which are attached hereto and incorporated by reference herein as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively. The Company’s press release regarding the Credit Agreement issued on January 2, 2007, is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The information furnished in Item 1.01 of this Current Report is incorporated into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information furnished in Item 1.01 of this Current Report is incorporated into this Item 3.02.

Item 8.01 Other Events

On December 31, 2006, Donald A. Borror, founder of the Company and director, passed away at the age of 77.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement dated December 29, 2006, among Dominion Homes, Inc., The Huntington National Bank, as an Issuing Bank and Administrative Agent, Silver Point Finance, LLC, as an Issuing Bank and Senior Administrative Agent, and the Lenders listed therein.

10.2	Amended and Restated Security Agreement dated December 29, 2006, among Dominion Homes Inc., the Other Grantors named therein, Silver Point Finance, LLC, as Senior Administrative Agent, and The Huntington National Bank, as Administrative Agent.

10.3	Warrant Purchase Agreement dated December 29, 2006, among Dominion Homes, Inc. and the Purchasers named therein.

10.4	Registration Rights Agreement dated December 29, 2006, among Dominion Homes, Inc. and the Purchasers named therein.

10.5	Voting Agreement dated December 29, 2006.

99.1	Press release dated January 2, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ William G. Cornely
William G. Cornely, Senior Vice President of Finance and Chief Financial Officer

Date: January 3, 2007